TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS; REAFFIRMS FISCAL YEAR 2026 OUTLOOK

Brentwood, Tenn., October 22, 2026 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its third quarter ended September 26, 2026.

●	Net Sales Increased 5.1% to $3.91 Billion
●	Comparable Store Sales Increased 0.4%, on Top of 3.9% Growth in the Prior-Year’s Quarter
●	Diluted Earnings Per Share (“EPS”) of $0.43

“Our third quarter marked a step forward for Tractor Supply, with improved sales momentum and broader strength across our business. The actions we are taking around value, pet, digital and convenience gained traction in the quarter. I want to thank our more than 54,000 Team Members for their dedication to serving our customers every day. We are moving with urgency to sharpen our strategic priorities, drive productivity and make deliberate choices about where we invest our capital and resources. These efforts are designed to accelerate comparable store sales growth, restore operating margins and deliver attractive long-term shareholder returns. Our progress in the quarter and the actions underway give us confidence in our ability to deliver within our full-year guidance, which we are reaffirming today. As we head into the fourth quarter, our focus remains on being the dependable supplier our customers count on throughout the winter season,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

Third Quarter 2026 Results
Net sales increased 5.1% to $3.91 billion from $3.72 billion in the third quarter of 2025. The increase in net sales was driven by new store openings, the acquisition of VIP Petcare and growth in comparable store sales. Comparable store sales increased 0.4%, compared with an increase of 3.9% in the prior year’s third quarter, reflecting a 0.7% increase in comparable average ticket and a 0.3% decline in comparable average transaction count. Comparable store sales improved sequentially through the quarter, moving from negative in July to modestly positive in August to further strengthening in September. Results benefited from solid performance in seasonal categories including wildlife supplies, equine & livestock and truck, tool & hardware. The Company’s consumable, usable and edible categories performed above the Company average. Double-digit growth in digital sales also contributed to results. These gains were partially offset by continued softness in big-ticket and companion animal categories. While companion animal continued to perform below the Company average, trends have improved steadily since the first quarter.

Gross profit increased 2.6% to $1.42 billion from $1.39 billion in the prior year’s third quarter. Gross margin rate was 36.4%, compared to 37.4% in the prior year’s third quarter. This decline was primarily attributable to higher transportation and fuel costs and incremental investments to strengthen the Company's price-value position.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 6.8% to $1.12 billion from $1.05 billion in the prior year’s third quarter. As a percent of net sales, SG&A expenses increased to 28.6% from 28.1% in the third quarter of 2025. The increase in SG&A as a percent of net sales was primarily driven by deleverage from lower comparable store sales and startup costs associated with the opening of the new distribution center, partially offset by disciplined expense control across the business.

Operating income decreased 10.2% to $307.7 million from $342.7 million in the third quarter of 2025.

The effective income tax rate was 22.1% compared to 21.0% in the third quarter of 2025, primarily reflecting the lapping of certain tax planning initiatives in the prior year.

Net income decreased 13.3% to $224.7 million from $259.3 million in the third quarter of 2025. Diluted EPS decreased 11.6% to $0.43 compared to $0.49 in the third quarter of 2025.

The Company repurchased approximately 2.7 million shares of its common stock for $88.5 million and paid quarterly cash dividends totaling $124.9 million, returning a total of $213.4 million of capital to shareholders in the third quarter of 2026.

The Company opened 23 new Tractor Supply stores and closed 74 Petsense by Tractor Supply stores, as previously announced, in the third quarter of 2026.

Fiscal Year 2026 Financial Outlook
Tractor Supply is reaffirming its financial outlook for fiscal year 2026.

Adjusted operating margin, adjusted net income and adjusted diluted EPS are non-GAAP financial measures that exclude the Petsense impairment and VIP Petcare acquisition costs recorded in the second quarter of fiscal year 2026. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort.

Net Sales	+2.5% to +3.5%
Comparable Store Sales	(1%) to flat
Operating Margin Rate	8.0% to 8.3%
Adjusted Operating Margin Rate	8.5% to 8.8%
Net Income	$930 million to $990 million
Adjusted Net Income	$990 million to $1.05 billion
Earnings per Diluted Share	$1.78 to $1.88
Adjusted Earnings per Diluted Share	$1.90 to $2.00

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, October 22, 2026 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to access the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 290 on the Fortune 500. The Company’s more than 54,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, Allivet, a leading online pet and animal pharmacy, and VIP Petcare, the largest provider of mobile veterinary care in the United States, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of September 26, 2026, the Company operated 2,486 Tractor Supply stores in 49 states and 135 Petsense by Tractor Supply stores in 21 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements, including statements regarding value creation, customer trends, new stores and distribution centers, store closures, return of capital, productivity and cost reduction initiatives and their expected benefits, operating margin improvement, and financial guidance for fiscal 2026, including net sales, comparable store sales, operating margin rates, adjusted operating margin rates, net income, adjusted net income, earnings per diluted share and adjusted earnings per diluted share. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “intend,” “would,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent and potential future tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Three				For the Fiscal Nine
	Months Ended				Months Ended
	September 26, 2026		September 27, 2025		September 26, 2026		September 27, 2025
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,910,455	100.00%	$3,719,044	100.00%	$12,043,815	100.00%	$11,625,726	100.00%
Cost of merchandise sold	2,485,510	63.56	2,329,812	62.65	7,635,076	63.39	7,341,097	63.15
Gross profit	1,424,945	36.44	1,389,232	37.35	4,408,739	36.61	4,284,629	36.85
Selling, general and administrative expenses	984,288	25.17	922,454	24.80	2,947,340	24.47	2,748,723	23.64
Depreciation and amortization	132,928	3.40	124,069	3.34	390,377	3.24	366,248	3.15
Impairment expense	—	—	—	—	62,747	0.52	—	—
Operating income	307,729	7.87	342,709	9.21	1,008,275	8.37	1,169,658	10.06
Interest expense, net	19,387	0.50	14,667	0.39	55,598	0.46	52,291	0.45
Income before income taxes	288,342	7.37	328,042	8.82	952,677	7.91	1,117,367	9.61
Income tax expense	63,671	1.63	68,774	1.85	202,767	1.68	248,687	2.14
Net income	$224,671	5.75%	$259,268	6.97%	$749,910	6.23%	$868,680	7.47%

Net income per share - basic	$0.43		$0.49		$1.43		$1.64
Net income per share - diluted	$0.43		$0.49		$1.43		$1.63

Weighted average shares outstanding:
Basic	520,623		529,742		523,667		530,601
Diluted	521,502		532,143		524,858		532,816

Dividends declared per common share outstanding	$0.24		$0.23		$0.72		$0.69

Note: Percent of net sales amounts may not sum to totals due to rounding.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	For the Fiscal Three		For the Fiscal Nine
	Months Ended		Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net income	$224,671	$259,268	$749,910	$868,680
Other comprehensive loss:
Change in fair value of interest rate swaps, net of taxes	—	—	—	(1,217)
Total other comprehensive loss	—	—	—	(1,217)
Total comprehensive income	$224,671	$259,268	$749,910	$867,463

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 26, 2026	September 27, 2025
ASSETS
Current assets:
Cash and cash equivalents	$198,876	$184,639
Inventories	3,618,755	3,252,825
Prepaid expenses and other current assets	218,284	209,652
Income taxes receivable	195,592	—
Total current assets	4,231,507	3,647,116
Property and equipment, net	3,227,503	3,018,254
Operating lease right-of-use assets	4,220,106	3,743,029
Goodwill and other intangible assets	501,399	399,297
Other assets	71,128	68,906
Total assets	$12,251,643	$10,876,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,659,871	$1,549,176
Accrued employee compensation	55,948	56,431
Other accrued expenses	874,794	734,405
Current portion of finance lease liabilities	10,643	4,512
Current portion of operating lease liabilities	468,427	416,922
Income taxes payable	—	40,856
Total current liabilities	3,069,683	2,802,302
Long-term debt	2,230,324	1,744,223
Finance lease liabilities, less current portion	47,350	28,950
Operating lease liabilities, less current portion	3,963,390	3,527,699
Deferred income taxes	110,479	53,288
Other long-term liabilities	169,886	146,955
Total liabilities	9,591,112	8,303,417

Stockholders’ equity:
Common stock	7,138	7,127
Additional paid-in capital	1,492,423	1,420,706
Treasury stock	(6,731,108)	(6,267,791)
Retained earnings	7,892,078	7,413,143
Total stockholders’ equity	2,660,531	2,573,185
Total liabilities and stockholders’ equity	$12,251,643	$10,876,602

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Nine Months Ended
	September 26, 2026	September 27, 2025
Cash flows from operating activities:
Net income	$749,910	$868,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	390,377	366,248
Impairment expense	62,747	—
Gain on disposition of property and equipment	(81,839)	(66,046)
Share-based compensation expense	48,782	41,290
Deferred income taxes	7,223	16,756
Change in assets and liabilities:
Inventories	(529,780)	(394,426)
Prepaid expenses and other current assets	(10,540)	(8,357)
Accounts payable	262,079	301,773
Accrued employee compensation	(58,893)	(44,722)
Other accrued expenses	215,068	109,973
Income taxes	(168,548)	57,818
Other	(3,968)	61,438
Net cash provided by operating activities	882,618	1,310,425
Cash flows from investing activities:
Capital expenditures	(651,637)	(629,213)
Proceeds from sale of property and equipment	160,098	92,238
Acquisition of VIP Petcare, net of cash acquired	(129,838)	—
Acquisition of Allivet, net of cash acquired	—	(139,895)
Net cash used in investing activities	(621,377)	(676,870)
Cash flows from financing activities:
Borrowings under debt facilities	4,860,000	2,190,000
Repayments under debt facilities	(4,390,000)	(2,280,000)
Debt issuance costs	(7,010)	—
Principal payments under finance lease liabilities	(2,185)	(3,048)
Repurchase of shares to satisfy tax obligations	(14,980)	(15,696)
Repurchase of common stock	(342,704)	(244,010)
Net proceeds from issuance of common stock	17,362	18,591
Cash dividends paid to stockholders	(376,957)	(366,244)
Net cash used in financing activities	(256,474)	(700,407)
Net increase (decrease) in cash and cash equivalents	4,767	(66,852)
Cash and cash equivalents at beginning of period	194,109	251,491
Cash and cash equivalents at end of period	$198,876	$184,639

Selected Financial and Operating Information
(Unaudited)

	For the Fiscal Three		For the Fiscal Nine
	Months Ended		Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Sales Information:
Comparable store sales increase/(decrease)	0.4%	3.9%	(0.3)%	1.5%
New store sales (% of total sales)	4.4%	3.1%	3.7%	2.9%
Average transaction value	$59.77	$59.48	$60.54	$60.18
Comparable store average transaction value increase/(decrease) (a)	0.7%	1.2%	0.8%	(0.3)%
Comparable store average transaction count increase/(decrease)	(0.3)%	2.7%	(1.0)%	1.9%
Total selling square footage (000’s)	41,849	40,253	41,849	40,253
Owned Brands and Exclusive Product Categories (% of total sales) (b)	30.4%	29.5%	30.3%	29.6%
Imports (% of total sales)	10.4%	9.8%	10.6%	10.7%

Store Count Information:
Tractor Supply
Beginning of period	2,463	2,335	2,395	2,296
New stores opened	23	29	91	68
Stores closed	—	—	—	—
End of period	2,486	2,364	2,486	2,364
Petsense by Tractor Supply
Beginning of period	209	207	207	206
New stores opened	—	—	3	4
Stores closed	(74)	(1)	(75)	(4)
End of period	135	206	135	206
Consolidated end of period	2,621	2,570	2,621	2,570

Pre-opening costs (000’s)	$2,561	$5,510	$10,335	$12,786

Balance Sheet Information:
Average inventory per store (000’s) (c)	$1,290.8	$1,231.9	$1,290.8	$1,231.9
Inventory turns (annualized)	2.92	3.06	3.08	3.24

Share repurchase program:
Cost (000’s) (d)	$89,236	$75,904	$344,879	$242,553
Average purchase price per share	$32.66	$59.32	$38.37	$54.73

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Beginning in the fourth quarter of the fiscal year ended December 27, 2025, the metric of exclusive brands as a percentage of total sales, which historically included only Tractor Supply Owned Brands, was revised to include both Tractor Supply Owned Brands and Exclusive Product Categories as a percentage of total sales. Prior period amounts have been recast to conform to the current year presentation.
(c) Assumes average inventory cost, excluding inventory in transit. Prior year average inventory per store amounts have been recast to exclude the impact of both inventory and store count for the 74 Petsense stores closed during the fiscal period ending September 26, 2026.
(d) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.

Note: Comparable store metrics percentages may not sum to total due to rounding.

	For the Fiscal Three		For the Fiscal Nine
	Months Ended		Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Capital Expenditures (in millions):
New stores, relocated stores and stores not yet opened	$74.0	$126.7	$259.2	$271.5
Existing stores	76.0	64.3	199.7	165.7
Information technology	43.9	44.9	117.3	113.7
Distribution center capacity and improvements	21.1	40.0	73.8	71.6
Corporate and other	0.9	1.7	1.6	6.7
Total	$215.9	$277.6	$651.6	$629.2

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP. The Company believes this information is useful in providing period-to-period comparisons of the results of our continuing operations.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share and percentage data)

	For the Fiscal Nine Months Ended
	September 26, 2026		Impairment and Acquisition Costs (a)		September 26, 2026
	(As Reported)		(Adjustment)		(As Adjusted)
		% of		% of		% of
		Net		Net		Net
		Sales		Sales		Sales
Cost of merchandise sold	$7,635,076	63.39%	$(5,926)	(0.05)%	$7,629,150	63.34%
Gross profit	$4,408,739	36.61%	$5,926	0.05%	$4,414,665	36.66%
Selling, general and administrative expenses (including depreciation, amortization, and impairment expense)	$3,400,464	28.23%	$(75,291)	(0.63)%	$3,325,173	27.61%
Operating income	$1,008,275	8.37%	$81,217	0.67%	$1,089,492	9.05%
Income before income taxes	$952,677	7.91%	$81,217	0.67%	$1,033,894	8.58%
Income tax expense	$202,767	1.68%	$18,433	0.15%	$221,200	1.84%
Net income	$749,910	6.23%	$62,784	0.52%	$812,694	6.75%
Diluted net income per share	$1.43		$0.12		$1.55

(a) Impairment and Acquisition Costs are comprised of $5.9 million in inventory impairment charges, $33.2 million in goodwill and intangible asset impairment charges, $32.6 million in other impairment and restructuring charges, and $9.5 million in acquisition costs.